                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ________)*


                       Alternative Living Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  02145K 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            ------------------------


---------------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
  CUSIP No.    02145K-10-7                             Page   2   of  5   Pages
            --------------                                   ---     ---

-----------------------------------------------------------------------------------------------------
  1.      NAME OF REPORTING PERSONS
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           RICHARD W. BOEHLKE
-----------------------------------------------------------------------------------------------------

  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (A) [ ]
                                                                                              (B) [ ]
-----------------------------------------------------------------------------------------------------
  3.      SEC USE ONLY


-----------------------------------------------------------------------------------------------------
  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

-----------------------------------------------------------------------------------------------------
                        5.      SOLE VOTING POWER

      NUMBER OF                 781,711
        SHARES       --------------------------------------------------------------------------------
     BENEFICIALLY       6.      SHARED VOTING POWER
       OWNED BY
         EACH                   -0-
       REPORTING     --------------------------------------------------------------------------------
        PERSON          7.      SOLE DISPOSITIVE POWER
         WITH
                                781,711
                     --------------------------------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER

                                -0-
-----------------------------------------------------------------------------------------------------

  9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          781,711
-----------------------------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                   [ ]


-----------------------------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.0%
-----------------------------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-----------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.      02145K-10-7                             Page   3   of   5   Pages
          ----------------                                   ---      ---


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

ITEM 1(A).       NAME OF THE ISSUER:

                 Alternative Living Services, Inc.

ITEM 1(B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005.

ITEM 2(A).       NAME OF PERSON FILING:

                 Richard W. Boehlke.

ITEM 2(B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 1201 Pacific Avenue, Suite 1800, Tacoma, Washington 98335.

ITEM 2(C).       CITIZENSHIP:

                 United States of America.

ITEM 2(D).       TITLE OF CLASS OF SECURITIES:

                 Common Stock, $.01 par value per share (the "Common Stock").

ITEM 2(E).       CUSIP NUMBER:

                 02145K 10 7

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS
                 A:

         (a)     [ ]      Broker or dealer registered under Section 15 of the Act,

         (b)     [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)     [ ]      Insurance Company as defined in Section 3(a)(19) of the Act,

         (d)     [ ]      Investment Company registered under Section 8 of the Investment Company Act,

         (e)     [ ]      Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f)     [ ]      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g)     [ ]      Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

         (h)     [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                          Not Applicable.


CUSIP No.      02145K-10-7                             Page   4   of   5   Pages
         -----------------                                   ---      ---

ITEM 4.          OWNERSHIP.

                          If the percent of the class owned, as of December 31
                 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                 (a)      Amount beneficially owned:                                                  781,711

                 (b)      Percent of class:                                                           6.0%*

                 (c)      Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote                                    781,711

                 (ii)     Shared power to vote or to direct the vote                                    -0-

                 (iii)    Sole power to dispose or to direct the disposition of                       781,711

                 (iv)     Shared power to dispose or direct the disposition of                          -0-

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.

ITEM 10.         CERTIFICATION.

                 Not Applicable.





__________________________________

     * Based on the total number of shares of Common Stock outstanding on November 14, 1996 (the date of the Issuer's most recent Form 10-Q filed with the Securities and Exchange Commission).

CUSIP No.      02145K-10-7                             Page   5   of   5   Pages
         -----------------                                   ---      ---

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 1997
                                        ---------------------------------------
                                        (Date)


                                        /s/ Richard W. Boehlke
                                        ---------------------------------------
                                        (Signature)


                                        Richard W. Boehlke
                                        ---------------------------------------
                                         (Name/Title)